VolitionRx Limited Awarded $1.5 Million in Non-Dilutive Funding

ISNES, Belgium, September 21, 2017 /PRNewswire/ -- VolitionRx Limited (NYSE AMERICAN: VNRX) (“Volition”) today announced that it has been awarded a loan and a non-repayable grant totaling $1.5 million from SOFINEX and the Walloon Region, Belgium. This is in addition to the $947,000 in loans previously provided by Namur Invest over the last 12 months, aggregating to approximately $2.45 million.

Dr. Gaetan Michel, Chief Executive Officer of Volition’s subsidiary, Belgian Volition SPRL, commented, “We are delighted with the financial support that we continue to receive from our local agencies SOFINEX and Namur Invest, as well as the Walloon Region, Belgium. We are committed to the region and plan to recruit even more of the talented scientists in the area. This funding will support our continued research and development activities towards what we hope will be life-saving cancer diagnostic tests.”

David Vanston, Chief Financial Officer of Volition, commented, “It is a key part of our financing strategy to actively seek non-dilutive funding as this provides additional cash on favorable terms to support the Company’s continued development.”

SOFINEX, a public organization focused on the internationalization of Walloon companies and encouraging exports throughout the world, has provided an approximate $1.2 million (€1 million) unsecured loan to Volition and Belgian Volition. The loan was entered into on September 20, bears interest at 4.5% per year with favorable repayment terms over seven years, and includes a two-year grace period for principal repayment. The purpose of the loan is to support the development of Belgian Volition’s subsidiary, Volition America Inc., who announced in July its participation in a large 13,500 subject Colorectal Cancer Screening study in the U.S. This study is to be conducted in conjunction with the Great Lakes New England Clinical Validation Center funded by the National Cancer Institute’s (NCI) Early Detection Research Network (EDRN).

Belgian Volition has also received a commitment last week, from the Walloon Region, Belgium to receive an additional non-repayable cash grant of approximately $294,000 (€245,520) as a contribution towards the cost of the new custom-built research and development facility in the Crealys Science Park, Isnes, in the Walloon region of Belgium.

Namur Invest, a public-private partnership which supports the development of companies in the Walloon region, previously provided unsecured loans in October 2016 and May 2017 totaling approximately $947,000 (€790,000) to Belgian Volition, bearing interest at 4-4.85% per year with favorable repayment terms over 3.5-7 years to help fund Volition’s continued research and development efforts.

About Volition

Volition is a multi-national life sciences company developing simple, easy to use blood-based cancer tests to accurately diagnose a range of cancers. The tests are based on the science of Nucleosomics®, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid - an indication that disease is present.

As cancer screening programs become more widespread, Volition’s products aim to help to diagnose a range of cancers quickly, simply, accurately and cost effectively. Early diagnosis has the potential to not only prolong the life of patients, but also to improve their quality of life.

Volition's research and development activities are currently centered in Belgium, with additional offices in London, Texas and Singapore, as the company focuses on bringing its diagnostic products to market first in Europe, then in the U.S. and ultimately, worldwide.

For more information about Volition, visit Volition's website (http://www.volitionrx.com) or connect with us via:

Twitter: https://twitter.com/volitionrx

LinkedIn: https://www.linkedin.com/company/volitionrx

Facebook: https://www.facebook.com/VolitionRx/

YouTube: https://www.youtube.com/user/VolitionRx

The contents found at Volition's website address, Twitter, LinkedIn, Facebook, and YouTube are not incorporated by reference into this document and should not be considered part of this document. The addresses for Volition's website, Twitter, LinkedIn, Facebook, and YouTube are included in this document as inactive textual references only.

Media / Investor Contacts

Louise Day, Volition L.day@volitionrx.com +44 (0)7557 774620	Scott Powell, Volition S.powell@volitionrx.com +1 (646) 650 1351
Tirth Patel, Edison Advisors tpatel@edisongroup.com +1 (646) 653 7035	Rachel Carroll, Edison Advisors rcarroll@edisongroup.com +44 (0)20 3077 5711

Safe Harbor Statement

Statements in this press release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as "expects," "anticipates," "intends," "plans," "aims," "targets," "believes," "seeks," "estimates," "optimizing," "potential," "goal," "suggests," "could," "would," "should," "may," "will" and similar expressions identify forward-looking statements. These forward-looking statements relate to the effectiveness of Volition’s bodily-fluid-based diagnostic tests as well as Volition’s ability to develop and successfully commercialize such test platforms for early detection of cancer. Volition’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, if Volition fails to develop and commercialize diagnostic products, it may be unable to execute its plan of operations. Other risks and uncertainties include Volition’s failure to obtain necessary regulatory clearances or approvals to distribute and market future products in the clinical IVD market; a failure by the marketplace to accept the products in Volition’s development pipeline or any other diagnostic products Volition might develop; Volition will face fierce competition and Volition’s intended products may become obsolete due to the highly competitive nature of the diagnostics market and its rapid technological change; and other risks identified in Volition’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that Volition files with the Securities and Exchange Commission. These statements are based on current expectations, estimates and projections about Volition’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nucleosomics®, NuQ®, Nu.QTM and HyperGenomics® and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries. All other trademarks, service marks and trade names referred to in this press release are the property of their respective owners. Additionally, unless otherwise specified, all references to “$” refer to the legal currency of the United States of America.